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                                 Exhibit 10.11
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April 4, 2000

John M. Davison
57 Hanna Road
Toronto, Ontario
Canada, M4G-3M8


Dear John:

In connection with your recent promotion to President, Imax Ltd., we would like to formally adopt two (2) provisions applicable to your ongoing employment with the Company (as defined below). Both of these provisions, which relate to your Imax Corporation ("Imax") (Imax and its affiliates shall hereinafter collectively be referred to as the "Company") stock options, shall supersede any previous agreement or understanding you had with the Company with regard to the subject matters contained herein.

1.  Future Vesting Schedule for Options
--  -----------------------------------

This provision, effective on the date hereof, shall govern all grants you receive after the date hereon of non-qualified options (the "Options") to purchase shares of common stock of Imax (the "Common Shares") pursuant to the Imax Stock Option Plan (the "Option Plan") (such grants of future Options being referred to hereinafter as "Future Options"). All Future Options shall vest and become exercisable in increments of thirty-three and one-third percent (33 1/3%) on each of the first three (3) anniversary dates of the respective grant dates of such Future Options. All such Future Options shall be subject to the terms and conditions of the Option Plan and the stock option agreement to be entered into between the Company and you as of the respective grant dates of such Future Options. All of the terms contained in this paragraph 1 shall be expressly contingent upon your not (a) resigning from your employment with, or (b) being terminated with cause by the Company on or before the second anniversary of the date hereof (the "Second Anniversary Date"). In connection with the preceding sentence, you may not exercise, except in connection with a Change of Control (as defined below), more than sixty percent (60%) of any vested Future Options until on or after the Second Anniversary Date.


2.  Change of Control Vesting for Options
--  -------------------------------------

Notwithstanding anything contained in the Option Plan or elsewhere to the contrary, effective as of the date hereof, all Options granted to you pursuant to the Option Plan, including all existing Options and all Future Options, shall, whether or not exercisable, vest and become immediately exercisable in the event of both of: (a) a Change of Control
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of the Company ("Change of Control" shall be defined as any person, or group of persons acting in concert, other than a group including Bradley J. Wechsler and Richard L. Gelfond, acquiring greater than fifty percent (50%) of the outstanding Common Shares, whether by direct of indirect acquisition or as a result of a merger, reorganization or sale of substantially all of the assets of Imax (other than a corporate restructuring)) and (b) the occurrence of one or more of the following: (i) Bradley J. Wechsler and Richard L. Gelfond cease to be Chief Executive Officers of the Company; (ii) your termination from the Company without cause; (iii) the diminution of your title and/or responsibilities; or (iv) you are asked to relocate and work from an office which is more than twenty-five (25) miles from either of your existing offices in Mississauga or New York.

The above terms are expressly subject to and contingent upon the approval of the Board of Directors' Compensation Committee.

The terms of this letter agreement shall be modified only by a written document executed by you and the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Kindly indicate your acceptance of all of the terms herein by signing where provided below.

Sincerely,

IMAX CORPORATION



By: Richard L. Gelfond
Co-Chairman & Co-CEO



ACCEPTED AND CONSENTED:


____________________________
John M. Davison